UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):
March 20, 2009

AXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4281 Technology Drive

Fremont, California 94538
(Address of principal executive offices)

(510) 683-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On March 20, 2009, AXT, Inc. (the “Company”) announced that the Board of Directors has invested Wilson W. Cheung, the Company’s Chief Financial Officer, with the responsibility of administering day-to-day operations following the resignation of the Company’s Chief Executive Officer on March 17, 2009.  Mr. Cheung is expected to perform the functions of principal executive officer in addition to his function as Chief Financial Officer during this transition period, and pending the appointment of an interim chief executive officer to serve until a successor Chief Executive Officer is named.

Mr. Cheung joined AXT as vice president, corporate controller in May 2004 and was promoted that same month to Chief Financial Officer. From February 2001 to April 2004, Mr. Cheung was corporate controller of interWAVE Communications International Ltd. (now Alvarion, Ltd.), a publicly traded manufacturer of wireless voice and data communications systems. From 2000 to 2001, Mr. Cheung was senior finance manager of Yahoo! Inc., a global Internet products and services provider. Mr. Cheung spent more than eight years, from 1991 to 1999, in public accounting with KPMG and Deloitte & Touche, and served as a senior manager in Deloitte’s San Francisco office from 1997 to 1999. From 1999 to 2000, Mr. Cheung served on the board of directors of the Hong Kong Association of Northern California. Mr. Cheung is a California certified public accountant, and a member of the AICPA, California Society of CPAs and the Financial Executives International. In May 2005, Mr. Cheung was certified as director of corporate governance by UCLA’s Anderson School of Management. Mr. Cheung has a B.A. degree in Economics/Business from the University of California, Los Angeles.

A copy of the press release announcing this action is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit
No.	Description

Exhibit 99.1	Press Release dated March 20, 2009 announcing support of interim operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 20, 2009

AXT, Inc.

By:	/S/ WILSON W. CHEUNG
Wilson W. Cheung
Chief Financial Officer